malonebailey LLP
CERTIFIED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion by reference in this Registration Statement on Form S-1 of our report dated March 31, 2021 with respect to the audited financial statements of Fourth Wave Energy, Inc. for the years ended December 31, 2020 and 2019. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the references to us under the heading "Experts" in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
April 9, 2021

10375 Richmond Avenue, Suite 710, Houston, Texas 77042 713.343.4286
Zhongzhou Holdings Financial Center (Tower B) #2205 No. 88, Haide Yi Road, Nanshan District, Shenzhen, P.R. China 518054 86.755.86278659
Jintai Guoyi Tower #2007-2008 No. 103, Chaoyang North Road, Chaoyang District, Beijing, P.R. China 100123 86.010.85563995
www.malonebailey.com